FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-21

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 07/12/21 11:41:37

To: [REDACTED] (WELLS FARGO SECURITI )
Subject: NEW ISSUE CMBS: WFCM 2021-C60 *IPTS*

WFCM 2021-C60 - NEW ISSUE CMBS

**IPTS** $645.696 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
CREDIT SUISSE SECURITIES (USA) LLC
UBS SECURITIES LLC

CO-MANAGERS:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC
SIEBERT WILLIAMS SHANK & CO., LLC

CLASS	DBRSM/FITCH/MOODY'S	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	IPT
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	17.659	30.000%	2.62	41.4%	14.2%	IS+25A
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	45.569	30.000%	4.92	41.4%	14.2%	IS+55A
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	24.458	30.000%	7.23	41.4%	14.2%	IS+58A
A-3*	AAA(sf)/AAA(sf)/Aaa(sf)	175.000	30.000%	9.32	41.4%	14.2%	A4-2BPS
A-4*	AAA(sf)/AAA(sf)/Aaa(sf)	261.357	30.000%	9.88	41.4%	14.2%	IS+70A
A-S	AAA(sf)/AAA(sf)/Aa1(sf)	58.019	22.250%	9.96	45.9%	12.8%	IS+90A
B	AAA(sf)/AA-(sf)/NR	34.624	17.625%	9.96	48.7%	12.1%	IS+110A
C	AA(low)(sf)/A-(sf)/NR	29.010	13.750%	9.96	51.0%	11.5%	IS+160A
D	A(high)(sf)/BBB+(sf)/NR	11.192	12.255%	9.96	51.9%	11.3%	IS+225A

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.